Exhibit 99.1

USD Netherlands Coöperatief U.A. and Subsidiaries

Consolidated Financial Statements

As of and for the Years Ended

December 31, 2021 and 2020

With Independent Auditor’s Report

USD Netherlands Coöperatief U.A. and Subsidiaries

Contents

Page

Independent Auditor’s Report	3-4

Consolidated Financial Statements

Consolidated Balance Sheets as of December 31, 2021 and 2020	6

Consolidated Statements of Operations for the Years Ended December 31, 2021 and 2020	7

Consolidated Statements of Comprehensive Income for the Years Ended December 31, 2021 and 2020	8

Consolidated Statements of Member’s Equity for the Years Ended December 31, 2021 and 2020	9

Consolidated Statements of Cash Flows for the Years Ended December 31, 2021 and 2020	10

Notes to Consolidated Financial Statements	11-22

Report of Independent Registered Public Accounting Firm

USD Partners LP

Houston, Texas

Opinion

We have audited the consolidated financial statements of USD Netherlands Coöperatief U.A. and its Subsidiaries (collectively, the “Company”), which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations, comprehensive income, member’s equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ BDO USA, LLP

Houston, Texas

June 16, 2022

Consolidated Financial Statements

USD Netherlands Coöperatief U.A. and Subsidiaries

Consolidated Balance Sheets

December 31,	2021	2020

	(in thousands of US dollars)
Assets
Current assets
Cash and cash equivalents	$1,794	$9,505
Accounts receivable	1,075	4,403
Accounts receivable—related party	177	1,311
Prepaid expenses	681	586

Total current assets	3,727	15,805
Property and equipment, net	24,752	24,090
Other non-current assets	1,312	1,680

Total assets	$29,791	$41,575

Liabilities and member’s equity
Current liabilities
Accounts payable and accrued expenses	$84	$1,602
Accounts payable and accrued expenses—related party	13,723	6,555
Deferred revenue	686	3,111
Long-term debt, current portion	4,251	8,455
Other current liabilities	1,789	2,058
Other current liabilities—related party	260	—

Total current liabilities	20,793	21,781
Long-term debt, net	1,367	11,557
Deferred income tax liabilities, net	802	565
Other non-current liabilities	1,834	3,515
Other non-current liabilities—related party	2,227	1,706

Total liabilities	27,023	39,124
Commitments and contingencies (Note 8)
Member’s equity	2,768	2,451

Total liabilities and member’s equity	$29,791	$41,575

The accompanying notes are an integral part of these consolidated financial statements.

USD Netherlands Coöperatief U.A. and Subsidiaries

Consolidated Statements of Operations

Year Ended December 31,	2021	2020

	(in thousands of US dollars)
Revenues
Terminalling services	$82,370	$49,988
Terminalling services—related party	8,126	8,287
Freight and other reimbursables	17	50

Total revenues	90,513	58,325
Operating expenses
Subcontracted rail services	3,990	3,694
Pipeline fees	29,924	19,007
Freight and other reimbursables	17	50
Operations and maintenance	918	2,426
Selling, general and administrative	872	589
Selling, general and administrative—related party	52,484	29,525
Depreciation and amortization	1,091	983

Total operating expenses	89,296	56,274

Income from operations	1,217	2,051
Other (income) expense
Interest expense	499	1,156
Foreign currency transaction gain	(1,020)	(97)
Other expense, net	—	110

Total other (income) expense	(521)	1,169

Income before provision for income taxes	1,738	882
Provision for income taxes	233	378

Net income	$1,505	$504

The accompanying notes are an integral part of these consolidated financial statements.

USD Netherlands Coöperatief U.A. and Subsidiaries

Consolidated Statements of Comprehensive Income

Year Ended December 31,	2021	2020

	(in thousands of US dollars)
Net income	$1,505	$504
Other comprehensive income (loss)
Foreign currency translation	(1,188)	189

Comprehensive income	$317	$693

The accompanying notes are an integral part of these consolidated financial statements.

USD Netherlands Coöperatief U.A. and Subsidiaries

Consolidated Statements of Member’s Equity

	USD Netherlands Coöperatief U.A. and Subsidiaries Equity Before Accumulated Other Comprehensive Income (Loss)	Accumulated Other Comprehensive Income (Loss)	Total Member’s Equity

	(in thousands of US dollars)
Balance at January 1, 2020	$1,774	$(16)	$1,758
Net income	504	—	504
Other comprehensive income—foreign currency translation	—	189	189

Balance at December 31, 2020	2,278	173	2,451
Net income	1,505	—	1,505
Other comprehensive loss—foreign currency translation	—	(1,188)	(1,188)

Balance at December 31, 2021	$3,783	$(1,015)	$2,768

The accompanying notes are an integral part of these consolidated financial statements.

USD Netherlands Coöperatief U.A. and Subsidiaries

Consolidated Statements of Cash Flows

Year Ended December 31,	2021	2020

	(in thousands of US dollars)
Cash flows from operating activities
Net income	$1,505	$504
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,091	983
Amortization of deferred financing costs	101	280
Deferred income taxes	233	220
Changes in operating assets and liabilities:
Accounts receivable	3,387	(2,177)
Accounts receivable—related party	1,154	1,993
Prepaid expenses and other assets	284	(1,115)
Accounts payable and accrued expenses	(622)	481
Accounts payable and accrued expenses—related party	7,236	134
Deferred revenue and other liabilities	(4,266)	1,828
Deferred revenue and other liabilities—related party	785	1,622

Net cash provided by operating activities	10,888	4,753
Cash flows from investing activities
Additions of property and equipment	(2,798)	(2,710)

Net cash used in investing activities	(2,798)	(2,710)
Cash flows from financing activities
Payments of deferred financing costs	—	(178)
Repayment of long-term debt	(14,493)	(1,381)

Net cash provided by (used in) financing activities	(14,493)	(1,559)
Effect of exchange rates on cash	(1,308)	(69)

Net increase (decrease) in cash and cash equivalents	(7,711)	415
Cash and cash equivalents—beginning of year	9,505	9,090

Cash and cash equivalents—end of year	$1,794	$9,505

The accompanying notes are an integral part of these consolidated financial statements.

USD Netherlands Coöperatief U.A. and Subsidiaries

Notes to Consolidated Financial Statements

1.	Organization and Description of Business

General

USD Netherlands Coöperatief U.A. and our subsidiaries (collectively referred to herein as we, us, our,“Hardisty South” or the “Company”) was formed to develop and construct additional crude oil logistics infrastructure at the Hardisty rail terminal in Alberta, Canada. Hardisty South’s expansion project at USD Partners LP’s Hardisty terminal was placed into service in January 2019. Our terminal facilitates the transportation of heavy crude oil from Western Canada to key demand centers across North America. We do not generally take ownership of the products that we handle, nor do we receive any payments from our customers based on the value of such products. A substantial amount of the operating cash flows related to the terminalling services that we provide are generated from take-or-pay contracts with minimum monthly commitment fees and, as a result, are not directly related to actual throughput volumes at our crude oil terminal. Throughput volumes at our terminal are primarily influenced by the difference in price between Western Canadian Select, or WCS, and other grades of crude oil, commonly referred to as spreads, rather than absolute price levels. WCS spreads are influenced by several market factors, including the availability of supplies relative to the level of demand from refiners and other end users, the price and availability of alternative grades of crude oil, the availability of takeaway capacity, as well as transportation costs from supply areas to demand centers. Our operations are in Alberta, Canada and our customers include producers and refiners of crude oil in the Alberta region.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, or GAAP. Our preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. We regularly evaluate these estimates utilizing historical experience, consultation with experts and other methods we consider reasonable in the circumstances. Nevertheless, actual results may differ from these estimates. We record the effect of any revisions to these estimates in our consolidated financial statements in the period in which the facts that give rise to the revision become known. Significant estimates we make include, but are not limited to, the estimated lives of depreciable property and equipment, recoverability of long-lived assets, the collectability of accounts receivable, the amounts of deferred revenue and related prepaid pipeline fees.

Principles of Consolidation

The consolidated financial statements include our accounts and those of our wholly-owned subsidiaries on a consolidated basis. All significant intercompany accounts and transactions have been eliminated in consolidation.

Foreign Currency Translation

We conduct a substantial portion of our operations in Canada, which we account for in the local currency, the Canadian dollar. We translate most Canadian dollar denominated balance sheet accounts into our reporting currency, the U.S. dollar at the end of period exchange rate, while most income statement accounts are translated into our reporting currency based on the average exchange rate for each monthly period. Fluctuations in the exchange rates between the Canadian dollar and the U.S. dollar can create variability in the amounts we translate and report in U.S. dollars.

USD Netherlands Coöperatief U.A. and Subsidiaries

Notes to Consolidated Financial Statements

Revenue Recognition

We recognize revenue from contracts with customers under the core principle to depict the transfer of control to our customers of goods or services in an amount reflecting the consideration for which we expect to be entitled. In order to achieve the core principle, we apply the following five step approach:

(1)	identify the contract with a customer;

(2)	identify the performance obligations in the contract;

(3)	determine the transaction price;

(4)	allocate the transaction price to the performance obligations in the contract; and

(5)	recognize revenue when a performance obligation is satisfied.

We define a performance obligation as a promise in a contract to transfer a distinct good or service to the customer. We allocate the transaction price in a contract to each distinct performance obligation, which we recognize as revenue when, or as, the performance obligation is satisfied. For contracts with multiple performance obligations, we allocate the transaction price in the contract to each performance obligation using our best estimate of the standalone selling price for each distinct good or service in the contract, utilizing market-based and cost-plus margin inputs. We have elected to account for sales taxes received from customers on a net basis.

We applied the right-to-invoice practical expedient to contracts for which we recognize revenue at the amount to which we have the right to invoice for services performed.

Terminalling Services Revenues

We derive a majority of our revenues from contracts to provide terminalling services, which primarily include loading crude oil and related products into railcars. Our terminalling services agreements for crude oil and related products are generally established under multi-year, take-or-pay arrangements that require monthly payments from our customers for their minimum monthly volume commitments in exchange for our performance of the terminalling services enumerated above. Variable consideration, such as volume-based pricing, included in our agreements is typically resolved within the applicable accounting period.

We recognize revenue for the terminalling services we provide based upon the contractual rates set forth in our agreements related to throughput volumes. We recognize revenue over time as we render services based on the throughput volumes handled at our terminals as this best represents the value of the services we provide to customers. Substantially all of the contracted capacity at our Hardisty South Expansion Terminal is contracted under multi-year agreements that contain “take-or-pay” provisions where we are entitled to the payment of minimum monthly commitment fees from our customers, regardless of whether the specified throughput volume to which the customer committed is achieved.

Our terminalling services agreements at our Hardisty South Expansion Terminal generally grant our customers make-up rights that allow them to load volumes in excess of their minimum monthly commitment in future periods, without additional charge, to the extent capacity is available for the excess volume. The make-up rights typically expire, if unused, in subsequent periods up to 12 months following the period for which the volumes were originally committed. We currently recognize substantially all of the amounts we receive for minimum commitment fees as revenue when collected, since breakage associated with these make-up rights options is 100% based on our experience and expectations around usage of these options. Breakage rates are regularly evaluated and modified as necessary to reflect our current experience and expectations. If we do not expect to be entitled to a breakage amount, we defer the recognition of revenue associated with volumes that are below the minimum monthly commitment until we determine that the likelihood that the customer will be able to make up the minimum volume is remote. If we expect to be entitled to a breakage amount, we estimate the expected breakage and recognize the expected breakage amount as revenue in proportion to the trend of rights exercised by the customer.

USD Netherlands Coöperatief U.A. and Subsidiaries

Notes to Consolidated Financial Statements

Revenue for reimbursable costs are recognized on a gross basis on our consolidated statements of operations as “Freight and other reimbursables,” as the costs are incurred.

Income Taxes

As a Dutch resident corporation, we are subject to corporate income tax on our worldwide income in the Netherlands. Our provision for income taxes is attributable to Canadian federal and provincial income taxes imposed on our operations based in Alberta, Canada.

We recognize deferred income tax assets and liabilities for temporary differences between the relevant basis of our assets and liabilities for financial reporting and tax purposes. We record the impact of changes in tax legislation on deferred income tax assets and liabilities in the period the legislation is enacted.

Pursuant to the authoritative accounting guidance regarding uncertain tax positions, we recognize the tax effects of any uncertain tax position as the largest amount that will more likely than not be realized upon ultimate settlement with the taxing authority having full knowledge of the position and all relevant facts. Under this criterion, we evaluate the most likely resolution of an uncertain tax position based on its technical merits and on the outcome that we expect would likely be sustained under examination.

Our policy is to recognize any interest or penalties related to the underpayment of income taxes as a component of income tax expense or benefit. We have not historically incurred any significant interest or penalties for the underpayment of income taxes.

Net income for financial statement purposes may differ significantly from net income for tax purposes as a result of the differences between the tax basis and financial reporting basis of assets and liabilities.

Cash and Cash Equivalents

Cash and cash equivalents consist of all unrestricted demand deposits and funds invested in highly liquid instruments with original maturities of three months or less. We periodically assess the financial condition of the financial institutions where these funds are held and believe that our credit risk is minimal.

Accounts Receivable

Accounts receivable consist of billed and unbilled amounts due from our customers, which include crude oil producing and petroleum refining companies, as well as marketers of petroleum and petroleum products, for services we have provided. We perform ongoing credit evaluations of our customers. When appropriate, we use the specific identification method to estimate allowances for doubtful accounts based on our customers’ financial condition and collection history, as well as other pertinent factors. Accounts are written-off against the allowance for doubtful accounts when significantly past due and we have deemed the amounts uncollectible.

Capitalization Policies and Depreciation Methods

We record property and equipment at its original cost or fair value if acquired as part of a business acquisition, which we depreciate on a straight-line basis over the estimated useful lives of the assets, which range from three to 30 years. Our determination of the useful lives of property and equipment requires us to make various assumptions when the assets are acquired or placed into service about the expected usage, normal wear and tear and the extent and frequency of maintenance programs. Expenditures for repairs and maintenance are charged to expense as incurred, while improvements that extend the service life or capacity of existing property and equipment are capitalized. Upon the sale or retirement of an asset, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is recognized in our operating results.

During construction we capitalize direct costs, such as labor, materials and overhead, as well as interest cost we may incur on indebtedness at our incremental borrowing rate.

USD Netherlands Coöperatief U.A. and Subsidiaries

Notes to Consolidated Financial Statements

Impairment of Long-lived Assets

We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable.

We consider a long-lived asset to be impaired when the sum of the estimated, undiscounted future cash flows from the use of the asset and its eventual disposition is less than the carrying amount of the asset. Factors that indicate potential impairment include: a significant decrease in the market value of the asset, operating income or cash flows associated with the use of the asset and a significant change in the asset’s physical condition or use.

When alternative courses of action to recover the carrying amount of a long-lived asset are under consideration, estimates of future undiscounted cash flows take into account possible outcomes and probabilities of their occurrence. If the carrying amount of the long-lived asset is not recoverable based on the estimated future undiscounted cash flows, an impairment loss is recognized to the extent the carrying value exceeds the estimated fair value of the long-lived asset.

Fair Value Measurements

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and the long-term debt represented by our Construction Loan Agreement as presented on our consolidated balance sheets approximate fair value due to the short-term nature of these items and, with respect to the Construction Loan Agreement, the frequent re-pricing of the underlying obligations. The fair value of our accounts receivable and payables with affiliates cannot be determined due to the related party nature of these items.

3.	Accounts Receivable

The Company had no allowance for doubtful accounts at December 31, 2021 and 2020, respectively. In addition, the Company had no bad debt expense for the years ended December 31, 2021 and 2020 in our consolidated statements of operations.

4.	Property and Equipment

Property and equipment is comprised of the following:

December 31,	Estimated Useful Lives	2021	2020

		(In thousands)
Trackage and facilities	15-30 years	$18,543	$15,591
Equipment	3-20 years	9,070	6,648
Leasehold improvements	5-20 years	25	25
Furniture	5-10 years	22	22

		27,660	22,286
Less: accumulated depreciation		(2,908)	(1,824)
Construction in progress		—	3,628

Property and Equipment, net		$24,752	$24,090

The cost of property and equipment classified as “Construction in progress” is excluded from costs being depreciated. These amounts represent property that was not yet ready to be placed into productive service as of the respective balance sheet dates.

USD Netherlands Coöperatief U.A. and Subsidiaries

Notes to Consolidated Financial Statements

The Company had no capitalized interest costs for the years ended December 31, 2021 and 2020, respectively.

Depreciation

Depreciation expense associated with property and equipment totaled approximately $1.1 million and $1.0 million for the years ended December 31, 2021 and 2020, respectively.

5.	Debt

Bank of Oklahoma – Construction Loan Agreement

In September 2018, the Company, entered into a Construction Loan Agreement and a corresponding Promissory Note, referred to collectively as the CLA, with BOKF, NA dba Bank of Oklahoma, or BOK, with a maximum principal amount of $21.6 million to acquire and construct improvements at the Hardisty Terminal. In August 2019, the Company entered into the First Amendment to the CLA, which among other things increased the maximum principal amount of the CLA to $25.6 million. In March 2020, the Company entered into the Second Amendment to the CLA, which among other things increased the maximum principal amount to $40 million. In June 2020, the Company entered into the Third Amendment to the CLA, which among other things added a guarantee for a letter of credit associated with a related party. In June 2021, the Company entered into the Fourth Amendment to the CLA, which required us to make a payment so that the outstanding principal balance of the loan was reduced to $7.75 million and the maximum aggregate loan amount of the CLA was also reduced to $22 million. In December 2021, the Company entered into the Fifth Amendment to the CLA, which among other things decreased the maximum principal amount to $16.1 million. The initial maturity date of the CLA, as amended, is the earlier of January 31, 2022, or the date on which the entire principal amount and all accrued and unpaid interest shall be paid or be required to be paid in full, whether by prepayment, acceleration or otherwise in accordance with the terms of the Promissory Note, the CLA, or any of the loan documents. If no event of default occurs and remains uncured, the Company will have the option to extend the maturity date until September 30, 2022.

Per the original CLA, the conversion date was defined as the earlier of the date of the completion of construction of the improvements and the initiation of services under a customer agreement, or September 30, 2019. Per the amended agreement, the conversion date was changed to September 30, 2020. Prior to the conversion date, interest shall accrue at a rate of the LIBOR rate plus 3.50% per annum and paid on a monthly basis. Commencing on the conversion date and thereafter, interest shall accrue at a rate of the LIBOR rate plus 3.25% per annum and paid on a monthly basis. If LIBOR becomes unavailable during the term of the CLA, BOK may designate a substitute index.

Per the CLA, as amended, loan payments will commence after the conversion date as follows:

•

the monthly principal and interest payment as determined by BOK shall be based upon the outstanding principal balance on the conversion date and amortized over a 30 month period based upon the greater of the then effective base rate or 6.0%, provided that the payment amount shall be re-calculated by BOK on the initial maturity date (if extended until September 30, 2022), based upon the then existing outstanding principal balance at the greater of the then effective base rate or 6.0% over the remaining term through the final maturity date.

The loan may be prepaid, in whole at any time, or in any part, without premium or penalty. The CLA, as amended, contains affirmative and negative covenants that, among other things, limit or restrict the ability of the Company to incur or guarantee debt, incur liens, engage in certain business activities, engage in mergers, consolidations and other organizational changes, sell, transfer or otherwise dispose of assets, enter into burdensome agreements or enter into transactions with affiliates on terms that are not at arm’s length, in each case, subject to exceptions. The CLA, as amended, is collateralized by certain customer contracts and other agreements associated with the Hardisty South Expansion.

USD Netherlands Coöperatief U.A. and Subsidiaries

Notes to Consolidated Financial Statements

The CLA, as amended, contains events of default, including, but not limited to (and subject to grace periods in circumstances set forth in the amended CLA), the failure to pay any principal, interest or fees when due, failure to perform or observe any covenant (subject in some cases to certain grace periods or other qualifications), any representation, warranty or certification made or deemed made in the agreements or related loan documentation being untrue in any material respect when made, default under any of the associated loan documents, injunction, attachment by creditors, commencement of bankruptcy or other insolvency proceedings, delay in completion of the improvements, work stoppage, governmental requirements, damage to improvements, and if any loan documents are revoked or rescinded. Upon the occurrence and during the continuation of an event of default under the agreements, the lender may, among other things, terminate their commitment, declare any outstanding loans to be immediately due and payable and/or exercise remedies against the Company and the collateral as may be available to the lender under the agreement and related documentation or applicable law.

As of December 31, 2021, we were in compliance with the covenants set forth in the CLA, as amended.

The weighted average interest rate on our outstanding indebtedness was 3.35% and 3.40% at December 31, 2021 and 2020, respectively.

Long-Term Debt

Long-term debt was comprised of the following components:

December 31,	2021	2020

	(In thousands)
Construction loan agreement—Bank of Oklahoma	$5,701	$20,194
Less: deferred financing costs	(83)	(182)
Less: long-term debt, current portion	(4,251)	(8,455)

Long-Term Debt, net	$1,367	$11,557

Interest Expense

Interest expense incurred on outstanding indebtedness was as follows:

Year Ended December 31,	2021	2020

	(In thousands)
Interest expense on long-term debt	$398	$876
Amortization of deferred financing costs	101	280

Total Interest Expense	$499	$1,156

6.	Revenue

Included in the discussion below is information regarding our revenues from contracts with customers. Refer to Note 2. Summary of Significant Accounting Policies for further discussion of our revenue recognition accounting policy.

USD Netherlands Coöperatief U.A. and Subsidiaries

Notes to Consolidated Financial Statements

Disaggregated Revenues

The Company disaggregated revenues into the following categories which are on the face of the consolidated statement of operations: terminalling services revenue and freight and other reimbursables. This disaggregation appropriately depicts how the nature, amount, timing, and uncertainty of revenue and cash flow are affected by economic factors.

•	terminalling services revenue consists of revenue derived from contracts to provide terminalling services, which primarily include loading crude oil and related products into railcars;

•

freight and other reimbursables revenues represent customer reimbursements to us for freight and other charges that we have incurred on their behalf and are exactly offset by “Freight and other reimbursables” operating costs on our consolidated statements of operations.

Remaining Performance Obligations

The transaction price allocated to the remaining performance obligations associated with terminalling services agreements as of December 31, 2021 are as follows (in thousands):

As of December 31,	Terminalling Services (1)(2)
2022	$22,753
2023	14,693
2024	1,224

Total	$38,670

(1)

A significant portion of our terminalling services agreements are denominated in Canadian dollars. We have converted the remaining performance obligations provided herein using the year-to-date average exchange rate of .7978 U.S. dollars for each Canadian dollar at December 31, 2021.

(2)

Includes fixed monthly minimum commitment fees per contract and excludes constrained variable consideration for rate-escalations associated with an index, such as the consumer price index, as well as any incremental revenue associated with volume activity above the minimum volumes set forth within the contracts.

The Company has applied the practical expedient that allows it to exclude disclosure of performance obligations that are part of a contract that has an expected duration of one year or less.

Deferred Revenue

Deferred revenue is a form of contract liability and consists of amounts collected in advance from customers associated with their terminalling services agreements and deferred revenues associated with make-up rights, which will be recognized as revenue when earned pursuant to the terms of our contractual arrangements. The Company currently recognizes substantially all of the amounts it receives for minimum volume commitments as revenue when collected, since breakage associated with these make-up rights options is 100% based on our expectations around usage of these options. The Company had no deferred revenues at December 31, 2021 and 2020, respectively, for breakage associated with the make-up rights options granted to our customers.

The Company also has deferred revenue that represents cumulative revenue that has been deferred due to tiered billing provisions. In such arrangements, revenue is recognized using a blended rate based on the billing tiers of the agreement, as the services are consistently provided throughout the duration of the contractual arrangement, which are included in “Other current liabilities,” “Other current liabilities- related party,” “Other non-current liabilities,” and “Other non-current liabilities- related party” on the consolidated balance sheets.

USD Netherlands Coöperatief U.A. and Subsidiaries

Notes to Consolidated Financial Statements

The following table presents the changes associated with the balance of deferred revenue:

	December 31, 2020	Cash Additions for Customer Prepayments	Balance Sheet Reclassification	Revenue Recognized	December 31, 2021

	(In thousands)
Deferred revenue	$3,111	686	—	(3,111)	$686
Other current liabilities (1)	$1,687	—	1,693	(1,687)	$1,693
Other current liabilities—related party	$—	—	368	(108)	$260
Other non-current liabilities (1)	$3,515	12	(1,693)	—	$1,834
Other non-current liabilities—related party (2)	$1,706	889	(368)	—	$2,227

(1)

Includes cumulative revenue that has been deferred due to tiered billing provisions included in certain of our Canadian dollar-denominated contracts, as discussed above. As such, the change in “Other current liabilities” has been increased by $6 thousand and “Other non-current liabilities” has been increased by $12 thousand due to the impact of the change in the end of period exchange rate between December 31, 2021 and 2020.

(2)

Includes cumulative revenue that has been deferred due to tiered billing provisions included in certain of our Canadian dollar-denominated contracts, as discussed above. As such, the change in “Other non-current liabilities – related party” has been increased by $6 thousand due to the impact of the change in the end of period exchange rate between December 31, 2021 and 2020.

7.	Transactions with Related Parties

Nature of Relationship with Related Parties

During the time periods presented in this report, the Company was owned by USD North America LP, which is a wholly owned subsidiary of US Development Group LLC, or USD. USD is engaged in designing, developing, owning and managing large-scale multi-modal logistics centers and other energy-related infrastructure across North America. USD is owned by Energy Capital Partners, Goldman Sachs and certain members of its management.

USD Partners LP, or USDP, a public entity, was organized to acquire, develop and operate midstream infrastructure and complementary logistics solutions for crude oil, biofuels and other energy-related products. USD Terminals Canada ULC, or USDTC, is a subsidiary of USDP, and owns the legacy crude oil loading facility known as the Hardisty Terminal. The terminal is located in Alberta, Canada. In addition, USD owns the general partner of USDP.

Hardisty Shared Facilities Agreement

USDTC facilitates the provision of services on behalf of Hardisty South pursuant to the terms of a shared facilities agreement, which includes all subcontracted railcar loading, operating, maintenance, pipeline and management services for the entire Hardisty Terminal, including Hardisty South. USDTC passes through a proportionate amount of the cost of such services to Hardisty South. Our financial statements only reflect the cost allocated to Hardisty South.

Hardisty Terminalling Services Agreement

We entered into a terminalling services agreement with USDTC in 2019, whereby Hardisty South provides terminalling services for a third-party customer of USDTC at our Hardisty South Expansion Terminal for contracted capacity that exceeds the transloading capacity available at USDTC’s Hardisty Terminal. We received $8.1 million and $8.3 million of revenue from USDTC pursuant to the arrangement for the years ended December 31, 2021 and 2020, respectively, which amounts are included in “Terminalling services—related party” in our consolidated statements of operations.

USD Netherlands Coöperatief U.A. and Subsidiaries

Notes to Consolidated Financial Statements

USD Shared Services Agreement

USD and Hardisty South entered into a services agreement for the provision of services related to the management and operation of transloading assets. Services provided consisted of financial and administrative, information technology, legal, management, human resources, and tax, among other services. We incurred $52.5 million and $29.5 million of expense pursuant to the agreement for the years ended December 31, 2021 and 2020, respectively, which amounts are included in “Selling, general, and administrative—related party” in our consolidated statements of operations.

Our related party revenue from USDTC and related party expenses from USD are presented below in the following table for the indicated periods:

	For the Years Ended December 31,
	2021	2020

	(In thousands)
Terminalling services—related party	$8,126	$8,287
Selling, general, and administrative—related party	52,484	29,525

We had the following amounts outstanding with USD and affiliates on our consolidated balance sheets as presented below in the following table for the indicated periods:

	For the Years Ended December 31,
	2021	2020

	(In thousands)
Accounts receivable—related party	$177	$1,311
Accounts payable and accrued expenses—related party	13,723	6,555
Other current liabilities—related party	260	—
Other non-current liabilities—related party	2,227	1,706

8.	Commitments and Contingencies

From time to time, the Company may be involved in legal, tax, regulatory and other proceedings in the ordinary course of business. The Company does not believe that it is currently a party to any such proceedings that will have a material adverse impact on its financial condition or results of operations that have not been disclosed herein.

9.	Income Taxes

Dutch Income Tax

The Company is subject to corporate income tax at a rate of 15% on our worldwide income in the Netherlands. However, since the Company did not have any income subject to Dutch income tax, no Dutch income tax expense was recognized for both the years ended December 31, 2021 and 2020.

Foreign Income Taxes

The Company’s operations are conducted through a Canadian corporation that is subject to Canadian federal and Alberta provincial corporate income taxes. The Canadian federal income tax rate on business income is currently 15% and the Alberta tax rate is 8% resulting in a combined Canadian income tax rate of 23%. The Alberta tax rate for 2020 was 9%, representing a blended rate of 10% from January 1, 2020 through June 30, 2020, and 8% from July 1, 2020 through December 31, 2020 resulting in a combined Canadian income tax rate of 24%.

USD Netherlands Coöperatief U.A. and Subsidiaries

Notes to Consolidated Financial Statements

The Company recognizes income tax expense in its financial statements based upon enacted rates in effect for the periods presented. As such, for the year ended December 31, 2021, current income tax expense for the Canadian operations was determined using the combined income tax rate of 23%, representing a federal income tax rate of 15% and a provincial income tax rate of 8%. For the year ended December 31, 2020, current income tax expense of our Canadian operations was determined using the combined income tax rate of 24%, representing a federal income tax rate of 15% and a provincial income tax rate of 9%. The Company computed the deferred income tax, reflecting the impact of temporary differences that are expected to reverse in the future using the combined income tax rate of 23%, representing a federal income tax rate of 15% and a provincial income tax rate of 8%.

Consolidated Provision for Income Taxes

The components of the provision for income taxes are all related to Canadian income taxes as presented in the following table:

Year Ended December 31,	2021	2020

	(In thousands)
Current income tax expense	$—	$158
Deferred income tax expense	233	220

Provision for income taxes	$233	$378

Effective Income Tax Rate Reconciliation

The following table represents a reconciliation of our consolidated income tax expense based on the Dutch statutory income rate and our effective income tax rate.

Year Ended December 31,	2021		2020

	(In thousands)
Total book income before tax	$1,738	100%	$882	100%

Income tax expense at the Dutch statutory rate	261	15%	132	15%
Exchange rate fluctuations	(275)	(16)%	29	3%
Unrecognized deferred tax assets	69	4%	41	5%
Foreign tax rate differences	176	10%	93	11%
Accrual to return adjustments	—	—%	83	9%
Non-deductible expenses	2	—%	—	—%

Provision for income taxes	$233	13%	$378	43%

The year to date 2021 provision for income taxes resulted in an effective income tax rate of 13% on a consolidated basis for the fiscal year 2021. This rate incorporates the applicable income tax rates of the various domestic and foreign tax jurisdictions to which we are subject.

USD Netherlands Coöperatief U.A. and Subsidiaries

Notes to Consolidated Financial Statements

Deferred Income Tax Assets (Liabilities)

Our deferred income tax assets and liabilities reflect the income tax effect of differences between the carrying amounts of our assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Major components of deferred income tax assets and liabilities associated with our operations were as follows:

December 31,	2021	2020

	(In thousands)
Deferred income tax assets
Operating losses carry forward	$137	$41
Unrealized capital losses	27	27
Financing costs	44	50
Valuation allowance	(110)	(41)
Deferred income tax liability
Property, plant and equipment	(900)	(642)

Deferred income tax liabilities, net	$(802)	$(565)

We had losses available to be carried forward for Dutch income tax purposes of $0.7 million and $0.2 million at December 31, 2021 and 2020, respectively. The Dutch losses available to be carried forward will expire in 2027 and 2026 respectively. However, we recognized a valuation allowance against these losses as they are not likely to be used in the near future. We had no significant losses available for carryforward for Canadian tax purposes at December 31, 2021 or 2020.

We are subject to examination by Dutch and Canadian taxing authorities for the years ended December 31, 2021 through 2016. We did not have any unrecognized income tax benefits or any income tax reserves for uncertain tax positions as of December 31, 2021 and 2020.

10.	Major Customers and Concentration of Credit Risk

The following table provides the percentage of total revenues attributable to a single customer from which 10% or more of total revenues are derived for the years ended December 31, 2021 and 2020:

	Total Revenues by Major Customer		Percentage of Total Company Revenues
Year Ended December 31,	2021	2020	2021	2020

	(In thousands)
Customer A	$59,546	$27,893	65.79%	47.82%
Customer B	14,693	14,573	16.23%	24.99%
Customer C	8,126	8,287	8.98%	14.21%
Customer D	7,413	6,850	8.19%	11.74%
All others	735	722	0.81%	1.24%

Total	$90,513	$58,325	100.00%	100.00%

A substantial portion of our revenues are from a limited number of customers. Our revenues are derived mainly from railcar loading and other terminalling services. The industry concentration of these customers may impact our overall exposure to credit risk, either positively or negatively, since our customers may be similarly affected by changes in commodity prices, regulation, and other economic factors. We seek high-quality customers with investment-grade credit ratings and perform ongoing credit evaluations of our customers.

USD Netherlands Coöperatief U.A. and Subsidiaries

Notes to Consolidated Financial Statements

11.	Supplemental Cash Flow Information

The following table provides supplemental cash flow information:

Year Ended December 31,	2021	2020

	(In thousands)
Cash paid (recevied) for income taxes	$165	$(21)
Cash paid for interest	$439	$915

Non-Cash Activities

For the years ended December 31, 2021 and 2020, the Company had non-cash investing activities for capital expenditures for property, plant and equipment that were financed though accounts payable, accrued liabilities and other current liabilities as presented in the table below:

Year Ended December 31,	2021	2020

	(In thousands)
Property and equipment financed through accounts payable and accrued expenses and other current liabilities	$20	$985

12.	Subsequent Events

The Company has evaluated subsequent events through June 16, 2022 the date on which the consolidated financial statements were available to be issued.

Long-term Debt Activity

Bank of Oklahoma – Construction Loan Agreement

Subsequent to December 31, 2021, we repaid $1.4 million in principal in accordance with the terms of our Construction Loan Agreement.

In March 2022, the Company entered into the Sixth Amendment to the CLA, which among other things allowed a related party, USD North America LP, to assume our outstanding obligations to BOK by becoming a co-borrower. As a result, the debt was transferred to USD North America LP in March 2022. In April 2022, USD North America LP repaid the remaining outstanding principal balance.

Acquisition by USD Partners LP

In April 2022, the USD Netherlands Coöperatief U.A. and subsidiaries included in this report were acquired by USD Partners LP.